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                                                                      EXHIBIT 21


                                 SUBSIDIARIES


The Registrant, Bolt Technology Corporation, a Connecticut corporation, has no parent.

             The following are the subsidiaries of the Registrant
                              (at June 30, 2001)



                                                           State of
                                                         Incorporation
                                                         -------------

     Custom Products Corporation                         Connecticut

     A-G Geophysical Products, Inc.                      Texas

The names of certain subsidiaries are omitted since such subsidiaries considered in the aggregate would not constitute a significant subsidiary at the end of the year covered by this report.

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